Exhibit 10.17

Vivint Solar, Inc.

4931 North 300 West

Provo, Utah 84604

1.877.404.4129

simply brighter • www.vivintsolar.com

August 28, 2014

Mr. Dana C. Russell

Dear Dana:

This agreement clarifies that effective September 8, 2014, your official employer is Vivint Solar, Inc. (“Vivint Solar” or the “Company”) and will not be Vivint Solar Developer, LLC any longer.  The terms of your employment will remain the same and they are described below so that the Company and you can confirm that we have the same understanding.

You will continue in your role as Chief Financial Officer and Executive Vice President, which is a full-time position, reporting to the Chief Executive Officer, and based at the Company’s offices in Provo, Utah.  This agreement describes the essential elements of your employment with Vivint Solar and expressly supersedes any and all previous employment agreements you may have had with Vivint Solar Developer, LLC, Vivint Solar, or any other Company affiliates, whether written or oral, express or implied, other than: (1) the involuntary termination protection agreement previously entered into between you and the Company as of June 26, 2014 (the “Severance Agreement”); and (2) the indemnification agreement previously entered into between you and the Company dated as of April 29, 2014 (the “Indemnification Agreement”).

Compensation:
Base Salary:	You will continue to be paid an annual base salary of $350,000, payable in bi-monthly increments and in accordance with the Company’s payroll policies and practices.
MBO Bonus:

You will be eligible to participate in the Company’s annual executive bonus program with a target incentive bonus of 40% of your annual salary, earned and determined at the sole discretion of Vivint Solar and based on multiple factors, including, but not limited to, achievement of individual and Company performance objectives.  A significant purpose of our bonus program is retention, therefore to earn a bonus, you must be an employee on the date Vivint Solar pays such bonus, and you will not earn or be entitled to any pro rata bonus payments if your employment ends for any reason prior to such date.  All earned bonuses will be paid in accordance with Vivint Solar’s policies and practices regarding incentive compensation awards.

Long-term Incentives:

You previously have been granted the long-term equity incentive award(s) (the “Equity Incentive Award(s)”) under the 2013 Omnibus Incentive Plan (the “Plan”) that are set forth on Exhibit A.  The Equity Incentive Award(s) remain subject to the terms and conditions applicable to awards granted under the Plan and the agreement between you and the Company.  Your status as a continuous service provider under the terms and conditions of the Plan has not been affected by this agreement or your employment moving to Vivint Solar, and does not modify applicable vesting requirements.

Any vesting is subject to your continued employment with the Company through applicable vesting dates.  No rights are earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment.  You acknowledge that you have no rights or claims to equity of the Company other than the Equity Incentive Award(s) listed on Exhibit A.

Employee Benefits:

We maintain certain employee benefits plans, and you will continue to be able to participate in those plans for which you meet the eligibility requirements.  To the extent that any employee contribution is owed for such benefits, you will continue to be responsible for paying the employee portion, which will be deducted from your pay.

Holidays; Out of Office Time:

We believe in work-life balance.  We currently recognize nine (9) paid holidays each calendar year.  A calendar of Company-paid holidays is available through Human Resources.  Out of office time is managed and coordinated directly with your manager and in accordance with Company policy for employees exempt from overtime laws in the state where you work.

Vivint Solar Policies and Employment Conditions:

You agree to review the Company’s employee handbook, and you agree to thoroughly familiarize yourself with the policies contained in the handbook and other corporate policies of Vivint Solar and to abide by them.  Additionally, from time to time, the Company may adopt new policies or make important changes to existing policies and will communicate information about its policies to you by way of electronic mail notification, the Vivint Solar intranet or otherwise, and you agree to thoroughly review such policy communications and to abide by them.  The Company may modify salaries, bonuses and benefits from time to time.

Withholdings and Taxes:	All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholdings and payroll taxes.
Employment Relationship:

Your employment with the Company is for no specific period of time and continues to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without notice or cause.  Any contrary representations that may have been made to you are superseded by this agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job, duties, compensation and benefits may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and by the Chief Executive Officer of the Company.

In addition, as a condition of employment with Vivint Solar, you will be required to sign the Company’s standard At-Will Employment Agreement, attached hereto as Exhibit B, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.

Also, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, and (ii) you are waiving any and all rights to a jury trial.

Miscellaneous:

This agreement, the Severance Agreement, the Indemnification Agreement, and the At-Will Employment Agreement set forth the terms of your employment with Vivint Solar and supersede and replace any prior understandings or agreements, whether oral or written, express or implied, related to the subject matter hereof.  This agreement is entered into without reliance upon any promise, warranty or representation, written or oral, express or implied, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements.  It may not be amended or modified except by a written instrument signed by you and the Chief Executive Officer of Vivint Solar.  If any provision of this agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this agreement, which will remain in full force and effect.  This agreement will be construed and interpreted in accordance with the laws of the State of Utah, without reference to the choice of law provisions thereof.

We have a dynamic organization and look forward to continuing to work with you both to strengthen Vivint Solar and enable you to strengthen your own skills and expertise.  Please sign this letter and the At-Will Employment Agreement (Exhibit B) where indicated and return the same to us promptly.

Sincerely,

/s/Gregory S. Butterfield

Gregory S. Butterfield

Chief Executive Officer & President

Vivint Solar, Inc.

Accepted and Agreed:

/s/Dana C. Russell8/27/14

Dana C. RussellDATE

EXHIBIT A

Equity Incentive Award under the Vivint Solar 2013 Omnibus Incentive Plan

Grant Date	Grant Type	Shares of Common Stock	Exercise Price	Vest Base Date
January 24, 2014	Non-Qualified Stock Option	882,353	$1.30	November 18, 2013

EXHIBIT B

At-Will Employment Agreement